EXHIBIT 10.1

SEPARATION AGREEMENT

     This Separation Agreement (the “Agreement”) is entered into effective as of July 19, 2004, by Big Lots, Inc., an Ohio corporation, hereinafter referred to, together with all their predecessors and past, present and future assigns, successors, affiliates, subsidiary organizations, divisions, and corporations, and including all past, present and future officers, directors, shareholders, employees and agents of the same, individually and in their respective capacities, as the “Company,” and Albert J. Bell, hereinafter referred to, together with his heirs, executors, administrators, successors, assigns and other personal representatives as “Mr. Bell,” under the following circumstances:

     Whereas, Mr. Bell has been employed by the Company since January 12, 1987, and entered into a written Employment Agreement with the Company dated June 26, 2000 (the “Employment Agreement”);

     Whereas, the parties to this Agreement desire to enter into an Agreement under which Mr. Bell will voluntarily resign his employment with the Company and his Board positions with the Company in an amicable manner;

     Whereas, if there are any legal disputes which could arise out of Mr. Bell’s employment with the Company, the parties desire that all such legal claims or disputes be fully and finally settled and released by this Agreement.

     Now, therefore, in consideration of the promises made herein, the parties agree as follows:

     1. Mr. Bell’s Resignation. Mr. Bell shall resign his employment with the Company and all of his Board positions with the Company effective August 17, 2004 (hereinafter “the Resignation Date”) by submitting a letter of resignation to Michael J. Potter on July 18, 2004. After Mr. Bell submits his letter of resignation to Mr. Potter, the Company will issue an appropriate press release, to any and all representatives of the media it deems appropriate. On the effective date of this Agreement, all of the Company’s obligations pursuant to Mr. Bell’s Employment Agreement shall terminate except as provided in this Agreement.

     2. Separation Benefits.

         (a) Mr. Bell’s current salary, benefits and stock option rights shall continue through the Resignation Date. Pursuant to the terms of the applicable stock option plans and agreements, Mr. Bell shall then have the right to exercise his stock options in accordance with such plans and agreements during the ninety (90) day period following the Resignation Date.

         (b) If Mr. Bell elects to continue his current executive health insurance coverage under COBRA, the Company will reimburse him for his premium payments through February 2006, or until he becomes eligible for coverage under a comparable health insurance plan from another source, whichever occurs first.

         (c) Mr. Bell shall be allowed to keep the fax machine, laptop computer, palm pilot and other Company-provided office equipment that he has in his personal residence office. All other Company property, including all Company documents, shall be promptly returned to the Company. Documents in electronic format and all Company information on Mr. Bell’s laptop computer shall also be returned to the Company. Mr. Bell shall not copy any such information or retain any of it for his personal or professional use.

         (d) Mr. Bell shall have the option of continuing at his own expense the life and disability insurance coverages currently provided to him under the Company-sponsored plan(s), if permitted by and in accordance with such plan(s).

         (e) The Company will pay all reasonable legal fees and expenses incurred by Mr. Bell in connection with his employment and resignation of employment with the Company up to $30,000.

         (f) The Company will pay for comprehensive counseling and executive outplacement services for twelve (12) months or until Mr. Bell has secured another executive position, whichever occurs first. The Company shall select the provider of these services, and pay for such services up to $15,000.

         (g) The Company will pay to Mr. Bell, upon his request, all amounts due to him in his account under the Company’s Supplemental Savings Plan no sooner than January 1, 2005 to the extent that such deferral is permitted under the plan.

         (h) The Company will cooperate with Mr. Bell to facilitate the rollover of his account in the Company’s 401(k) plan.

     3. Mutual Release of Claims. In exchange for the mutual considerations set forth in this Agreement and other valuable consideration, the adequacy of which Mr. Bell and the Company expressly acknowledge, the parties hereby release and forever discharge each other from any and all local, state and federal lawsuits, claims, remedies, damages, demands, discrimination suits or charges, costs and attorneys fees, and any causes of action of whatever type or nature, whether legal or equitable, whether known, unknown or unforeseen. The rights, liabilities, claims and actions released, waived, and extinguished here by Mr. Bell, and with respect to which Mr. Bell covenants not to sue, shall include but not be limited to those arising or which might arise under the Ohio statutes prohibiting discrimination; Title VII of the Civil Rights Act of 1964; any and all claims under the Civil Rights Act of 1966; any and all claims under the Americans With Disabilities Act of 1990; any and all claims under the Age Discrimination in Employment Act, as amended, including the Older Workers Benefit Protection Act of 1990; any and all claims under Family Medical Leave Act of 1993; any and all claims under the Employment Retirement Income Security Act; any and all claims for attorneys fees; any and all contract, tort or common law claims, included but not limited to, any and all claims for compensation or bonuses under any of the Company’s compensation plans; stock option plans and agreements; and any and all claims under any federal, state or local statute or ordinance or under any federal, state or local common law; provided, however, that this release of claims does not apply to any previously vested rights that Mr. Bell may have under the Company’s pension plan, 401(k) plan, supplemental savings plan, stock option plan, or any other Company benefit plan. The releases set forth herein do not extend to rights and claims that may arise from events occurring after the execution of this Agreement or to breaches of this Agreement.

     4. Claims and/or Suits. Mr. Bell agrees that if he should file any claim or suit for matters arising from his employment with the Company or otherwise which are not specifically related to vested Company plans or subsequent breaches of this Agreement as contemplated by Paragraph 3 of this Agreement, then the Company’s release of claims, as set forth in Paragraph 3 shall no longer be of any force and effect and it shall be relieved of any non-disclosure provisions of this Agreement.

     5. Confidentiality.

         (a) It is agreed and understood that Mr. Bell and the Company will keep the facts of and details concerning this Agreement completely confidential and held in the strictest confidence, and that they have not disclosed, and shall not in the future disclose to anyone, whether orally or in writing, the fact that this Agreement has been entered into or the terms of this Agreement, provided that such restrictions shall not apply to (i) the Company’s employees, officers and/or directors who have a need to know; (ii) each party’s respective accountants, attorneys or other tax advisors for tax or financial purposes; (iii) to the extent required by law (e.g. for tax reporting, regulatory requirements, securities laws); or (iv) as may be necessary to enforce this agreement. Mr. Bell and the Company acknowledge that this confidentiality provision is a material term of this Confidential Settlement Agreement.

         (b) In the event the Company receives inquiries from the media or prospective employers concerning Mr. Bell’s employment, job performance or resignation, the Company will respond by directing such person or organization to the Company’s CEO. The CEO of the Company will respond to the inquiry by sending to the person or organization a letter of reference and /or verifying the authenticity of the letter of resignation and/or by stating the dates of Mr. Bell’s employment and his job duties. The CEO of the Company may also discuss any of the positive attributes of Mr. Bell’s job performance he or she so desires, and/or any of Mr. Bell’s accomplishments as an employee and officer.

     6. Assistance to the Company. Mr. Bell agrees to cooperate with the Company with respect to any lawsuit, regulatory matter, or any other proceeding in which his testimony or participation is either required or advisable. Company agrees to pay Mr. Bell his reasonable expenses in fulfilling his obligations under this provision.

     7. Reemployment. Mr. Bell agrees and acknowledges that he will not seek reinstatement, apply for future employment, or seek any other relationship or affiliation with the Company.

     8. Non-Disparagement. Mr. Bell and the Company agree not to make any disparaging statements about each other.

     9. No Admission. The parties agree that this Agreement is entered into solely because of their desire to amicably resolve all matters between them, and nothing contained herein, and no actions undertaken by the Company or Mr. Bell with respect to this Agreement, shall ever be treated as, or claimed or construed to be, an admission by the Company or Mr. Bell of any fault, wrongdoing, liability, injury or damages.

     10. Binding Agreement. This Agreement is binding on and will inure to the benefit of both parties and the parties’ respective heirs, executives, administrators, personal representatives, successors and assigns. Each party acknowledges and represents that they have the authority to enter into and bind themselves to the terms and conditions of this Agreement.

     11. Savings. In the event that one or more of the provisions of this Agreement or portions thereof are determined to be illegal or unenforceable, all remaining provisions will remain valid and in full force and effect to the fullest extent permitted by law.

     12. Governing Law. This Agreement is entered into in the State of Ohio and will be construed and interpreted in accordance with Ohio Law. This Agreement also may be used as the basis for an injunction action in the event a breach or threatened breach of its confidentiality provision occurs.

     13. Entire Agreement. This Agreement contains the entire agreement between the parties and no additional promises have been made or relied upon and this Agreement supersedes all previous agreements between the parties with respect to the employment of Mr. Bell; provided, however, this Agreement does not supersede, modify or affect Sections 9, “Covenants of Executive,” of the Employment Agreement, which section of said Employment Agreement remains in full force and effect and Mr. Bell continues to be fully bound by the terms thereof. The terms of this Agreement are contractual and not a mere recital and the parties intend this Agreement to be a substituted contract, and not an executory accord.

     By their signature below, the parties acknowledge that they have read the foregoing Agreement and fully understand it. Mr. Bell acknowledges that he was given up to twenty-one (21) days within which to consider this Agreement, that he was advised to consult with legal counsel prior to signing the Agreement, and that he has the right to revoke this Agreement, in writing to the Company, for a period not to exceed seven (7) days after the date on which it is signed by him. Should Mr. Bell revoke this Agreement, the Company shall have no obligations under it. The parties hereby acknowledge that if Mr. Bell fails to exercise this right to revoke, this Agreement will immediately become a binding contract as to its terms. We now voluntarily sign this Agreement effective as of the date first written above, signifying our agreement and willingness to be bound by its terms.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first above stated.

Big Lots, Inc.

By:	/s/ Michael J. Potter	/s/ Albert J. Bell

	Michael J. Potter		Albert J. Bell
President and CEO

Date:	7/19/04	Date:	July 18, 2004